Exhibit 4.8

FOURTH SUPPLEMENTAL INDENTURE

This Fourth Supplemental Indenture is entered into as of June 18, 2018 (this “Supplemental Indenture”), by and among Versatex Holdings, LLC, a Delaware limited liability company (“Versatex Holdings”) and Versatex Building Products, LLC, a Pennsylvania limited liability company (“Versatex Building Products” and together with Versatex Holdings, the “New Guarantors”), CPG International LLC (the “Issuer”), the guarantors party thereto from time to time and Wilmington Trust, National Association, as Trustee.

W I T N E S S E T H:

WHEREAS, CPG International LLC, as the issuer and the Trustee have heretofore executed and delivered an Indenture dated as of September 30, 2013, as supplemented by a supplemental indenture dated as of September 30, 2013, among the guarantors party thereto and the Trustee (as supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $315.0 million of 8.000% Senior Notes due 2021 of the Issuer (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the New Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”);

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of the Holders; and

WHEREAS, all things have been done to make this Supplemental Indenture a legal, valid and binding agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

REPRESENTATIONS; AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1 Representations. The New Guarantors represent and warrant to the Trustee as follows:

(i) Each New Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(ii) The execution, delivery and performance by each New Guarantor of this Supplemental Indenture have been authorized and approved by all necessary limited liability company action on its part.

SECTION 2.2 Agreement to be Bound. Each New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. Each New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.3 Guarantee. Each New Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior unsecured basis.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Notices. All notices and other communications to the New Guarantors shall be given as provided in the Indenture to the New Guarantors, at the address set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN SAID STATE. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF, AND THE FEDERAL COURTS LOCATED IN, THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE (INCLUDING THE GUARANTEES SET FORTH HEREIN) OR THE NOTES.

SECTION 3.4 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

Versatex Holdings, LLC, as a Guarantor
c/o CPG International LLC 5215 Old Orchard Rd, Suite 725 Skokie, IL 60077 Attention: Chris Eppel

By:	/s/ Jesse Singh
	Name:	Jesse Singh
	Title:	President

Versatex Building Products, LLC, as a Guarantor
c/o CPG International LLC 5215 Old Orchard Rd, Suite 725 Skokie, IL 60077 Attention: Chris Eppel

By:	/s/ Jesse Singh
	Name:	Jesse Singh
	Title:	President

CPG International LLC, as Issuer

By:	/s/ Jesse Singh
	Name:	Jesse Singh
	Title:	Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
	Name:	W. Thomas Morris, II
	Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

Versatex Holdings, LLC, as a Guarantor
c/o CPG International LLC 5215 Old Orchard Rd, Suite 725 Skokie, IL 60077 Attention: Chris Eppel

By:
	Name:	Jesse Singh
	Title:	President

Versatex Building Products, LLC, as a Guarantor
c/o CPG International LLC 5215 Old Orchard Rd, Suite 725 Skokie, IL 60077 Attention: Chris Eppel

By:
	Name:	Jesse Singh
	Title:	President

CPG International LLC, as Issuer

By:
	Name:	Jesse Singh
	Title:	Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ W. Thomas Morris, II
	Name:	W. Thomas Morris, II
	Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]